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                                                                    EXHIBIT 99.3

                              [PROLOGIS LETTERHEAD]

         Dear ProLogis Shareholders:

         We are pleased that we can continue to offer our shareholders and other eligible persons the opportunity to invest in ProLogis common shares economically and conveniently through the 1999 Dividend Reinvestment and Share Purchase Plan. In connection with the registration of additional common shares that may be sold under the plan, we have updated the plan and have prepared a new plan prospectus. A copy of that plan prospectus is enclosed for your review along with an authorization form. The following highlights of the plan are qualified by reference to the complete plan prospectus.

         Current participants in the plan are already aware of the advantages of investing in ProLogis under the plan. If you are considering enrolling in the plan for the first time, there are a number of attractive features of the plan we would like to bring to your attention.

     o You may make optional cash purchases at a discount to market prices, which is currently established at 2%, without paying brokerage commissions (subject to change at ProLogis' discretion).

     o You can arrange to have all or some of your ProLogis distributions reinvested.

     o You can authorize monthly "automatic investments" in ProLogis by a pre-authorized transfer of funds from your checking or savings account. To receive an automatic monthly investment enrollment form, please contact EquiServe at 1-800-956-3378.

     o You may deposit your common share certificates with the plan agent and have the ownership of those common shares maintained by the plan agent as part of your account.

         Existing shareholders can continue to review shareholder account information online anytime at http://www.equiserve.com. In order to view your shareholder account information and make direct share purchases online (once available), please go to the Account Access area of the EquiServe website and follow the instructions on establishing online account access. A personal identification number (PIN) was previously sent to you with a distribution statement. If you no longer have access to that PIN, you may contact EquiServe at 1-800-956-3378 to receive a new PIN and establish online access to your account.

         The plan contains two investment dates each month for you to make payments of up to a total of $5,000. Refer to the plan prospectus for the procedures to request a waiver of the $5,000 maximum. The investment dates for 2001 and 2002 for standard optional cash purchases between $200 and $5,000 per month are set forth in Exhibit A to the plan prospectus, and the investment and threshold dates for 2001 and 2002 for purchases in excess of $5,000 per month (subject to the acceptance by ProLogis of a request for waiver) are set forth in Exhibit B to the plan prospectus.

         If you are not already enrolled in the ProLogis plan and after reading the enclosed plan prospectus you would like to enroll, please complete the authorization form as indicated and return it in the enclosed envelope to the agent, EquiServe.

         If you have any questions regarding the plan, please contact EquiServe at 1-800-956-3378. We hope that you take advantage of the features offered in this plan and thank you for your continued support of ProLogis.

         Sincerely,



         K. Dane Brooksher
         Chairman and Chief Executive Officer